Lake Shore 8-K

Exhibit 10.1

Lake Shore Bancorp, Inc.
Employment Agreement

This Employment Agreement (the “Agreement”) is made and entered into as of January 28, 2011 (the “Effective Date”) by and between Lake Shore Bancorp, Inc., a federally-chartered corporation having an office at 128 East 4th Street, Dunkirk, New York 14048 (the “Company”) and Daniel P. Reininga (the “Executive”).

Introductory Statement

Lake Shore Savings Bank, a federally-chartered savings bank with an office at 128 East 4th Street, Dunkirk, New York 14048 (the “Bank), is a wholly-owned subsidiary of the Company, a mid-tier stock holding company, which is majority owned by Lake Shore, MHC, a mutual holding company.

The Board of Directors of the Company appointed the Executive as President and Chief Executive Officer of the Company and the Bank effective as of January 28, 2011.

The Board of Directors of the Company has concluded that it is in the best interests of the Bank, the Company and its shareholders to secure continuity in management and also considers it desirable to establish a working environment for the Executive which minimizes the personal distractions that might result from possible business combinations in which the Company might be involved. For these reasons, the Board of Directors of the Company has decided to offer to enter into this Agreement with the Executive for his future services, and the Executive has accepted this offer.  In addition, the Bank and the Executive are entering into a separate employment agreement dated January 28, 2011.

This Agreement shall supersede the Amended and Restated Change of Control Agreement between the Executive, the Bank and the Company dated January 27, 2010 (the “Prior Agreement”).  The terms and conditions which the Company and the Executive have agreed to are as follows.

Agreement

Section 1.                      Employment

The Company hereby continues to employ the Executive, and the Executive hereby accepts such continued employment, during the period and upon the terms and conditions set forth in this Agreement.

Section 2.                      Employment Period; Remaining Unexpired Employment Period

(a)           The term of this Agreement will begin on January 28, 2011 (the “Employment Commencement Date”) and will continue for thirty-six (36) full calendar months thereafter, unless extended further as provided in Section 2(b) (the “Employment Period”).

(b)           Commencing on the first anniversary date of the Employment Commencement Date (the “Anniversary Date”) and continuing on each Anniversary Date thereafter, a majority of the members of the Board of Directors of the Company (the “Board”) who are not executive officers of the Company may extend the term of this Agreement for an additional year such that the remaining term shall be thirty-six (36) months, unless notice of non-renewal is provided to the Executive at least fifteen (15) days prior to any such Anniversary Date, in which case the term of this Agreement will become fixed and will terminate at the end of the twenty-four (24) months following such Anniversary Date.  Prior to each Anniversary Date, the members of the Board who are not executive officers of the Bank shall conduct a comprehensive performance evaluation and review of the Executive for purposes of determining whether to extend the term of this Agreement, and the results thereof will be included in the minutes of the Board’s meeting.

(c)           Except as otherwise expressly provided in this Agreement, any reference in this Agreement to the term “Remaining Unexpired Employment Period” shall mean the remaining portion of the Employment Period, as may be extended pursuant to Section 2(b).

(d)           Nothing in this Agreement shall be deemed to prohibit the Company from terminating the Executive's employment before the end of the Employment Period with or without notice for any reason. This Agreement shall determine the relative rights and obligations of the Company and the Executive in the event of any such termination. In addition, nothing in this Agreement shall require the termination of the Executive's employment at the expiration of the Employment Period. Any continuation of the Executive's employment beyond the expiration of the Employment Period shall be on an “at-will” basis unless the Company and the Executive agree otherwise.

Section 3.                      Duties

The Executive shall serve as Chief Executive Officer and President of the Company, having such power, authority and responsibility and performing such duties as are prescribed by or under the Company's By-Laws and as are customarily associated with such positions. The Executive shall devote his full business time and attention (other than during weekends, holidays, approved vacation periods, and periods of illness or approved leaves of absence) to the business and affairs of the Company and the Bank and shall use his best efforts to advance their respective best interests.

Section 4.                      Cash Compensation

In consideration for the services to be rendered by the Executive hereunder, the Company shall pay to him a salary at an initial annual rate of Two Hundred Twenty-Five Thousand Dollars ($225,000) per year, payable in approximately equal installments in accordance with the customary payroll practices for senior officers. The Company's Board of Directors shall review the Executive's annual rate of salary at such times during the Employment Period as it deems appropriate, but not less frequently than once every twelve (12) months, and may, in its discretion, approve a salary increase. In addition to salary, the Executive may receive other cash compensation from the Company for services hereunder at such times, in such amounts and on such terms and conditions as the Board of Directors of the Company may determine.

Section 5.                      Employee Benefit Plans and Programs

During the Employment Period, the Executive shall be treated as an employee of the Company and shall be entitled to participate in and receive benefits under any and all qualified or non-qualified retirement, pension, savings, profit-sharing or stock bonus plans, any and all group life, health (including hospitalization, medical and major medical), dental, accident and long-term disability insurance plans, and any other employee benefit and compensation plans (including, but not limited to, any incentive compensation plans or programs, stock option plans and restricted stock plans) as may from time to time be maintained by, or cover employees of, the Company, in accordance with the terms and conditions of such employee benefit plans and programs and compensation plans and programs and consistent with the Company's customary practices.

Section 6.                      Indemnification and Insurance

(a)           To the maximum extent permitted under applicable law, during the Employment Period and for a period of six (6) years thereafter, the Company shall cause the Executive to be covered by and named as an insured under any policy or contract of insurance obtained by the Company to insure its directors and officers against personal liability for acts or omissions in connection with service as an officer or director of the Company or the Bank or service in other capacities at its request, provided, however, that any indemnification provided under this Agreement shall be subject to any applicable indemnification rules of Office of Thrift Supervision or any successor to the OTS (collectively, the “OTS”). The coverage provided to the Executive pursuant to this Section 6 shall be substantially the same as the coverage (if any) provided to other officers or directors of the Company.

(b)           To the maximum extent permitted under applicable law, during the Employment Period and for a period of six (6) years thereafter, the Company shall indemnify the Executive against and hold him harmless from any costs, damages, losses and exposures arising out of a bona fide action, suit or proceeding in which he may be involved by reason of his having been a director or officer of the Company to the fullest extent and on the most favorable terms and conditions that similar indemnification is offered to any director or officer of the Company or any subsidiary or affiliate thereof; provided, however, that any indemnification provided under this Agreement shall be subject to any applicable OTS  indemnification rules.

(c)           The Executive and the Company agree that the benefits described in this Section 6 are intended to be exempt from Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”) pursuant to Treasury Regulation Section 1.409A-l(b)(10) as certain indemnification and liability insurance plans.

Section 7.                      Outside Activities

The Executive may serve as a member of the boards of directors of such business, community and charitable organizations as he may disclose to and as may be approved by the Board of Directors of the Company (which approval shall not be unreasonably withheld); provided, however, that such service shall not materially interfere with the performance of his duties under this Agreement nor shall it violate any applicable laws or regulations. The Executive may also engage in personal business and investment activities which do not materially interfere with the performance of his duties hereunder; provided, however, that such activities are not prohibited under any code of conduct or investment or securities trading policy established by the Company and generally applicable to all similarly situated executives and that such activities are not prohibited by any applicable laws or regulations.

Section 8.                      Working Facilities and Expenses

The Executive's principal place of employment shall be at the Company's executive offices at the address first above written, or at such other location as the Company may relocate its executive offices. The Company shall provide the Executive at his principal place of employment with a private office, secretarial services and other support services and facilities suitable to his positions with the Company and necessary or appropriate in connection with the performance of his assigned duties under this Agreement. The Company shall reimburse the Executive for his ordinary and necessary business expenses, including, without limitation, fees for memberships in such clubs and organizations that are reasonable and appropriate for business purposes as mutually agreed by the Company and the Executive, and his travel and entertainment expenses incurred in connection with the performance of his duties under this Agreement, in each case only if such expenses are presented and approved in accordance with the Company's business reimbursement policy then in effect.

Section 9.                      Termination Due to Death

The Executive's employment with the Company shall terminate, automatically and without any further action on the part of any party to this Agreement, on the date of the Executive's death. In such event:

(a)           The Company shall pay to the Executive's estate his earned but unpaid compensation (including, without limitation, salary and all other items which constitute wages under applicable law) as of the date of his termination of employment as defined in Treasury Regulation Section 1.409A-l(h)(l)(ii). This payment shall be made at the time and in the manner prescribed by law applicable to the payment of wages but in no event later than thirty (30) days after the date of the Executive's termination of employment.

(b)           The Company shall provide the benefits, if any, due to the Executive's estate, surviving dependents or his designated beneficiaries under the employee benefit plans and programs and compensation plans and programs maintained for the benefit of the officers and employees of the Company. The time and manner of payment or other delivery of these benefits and the recipients of such benefits shall be determined according to the terms and conditions of the applicable plans and programs.

The payments and benefits described in Sections 9(a) and (b) shall be referred to in this Agreement as the “Standard Termination Entitlements.”

Section 10.                      Termination Due to Disability

The Company may terminate the Executive's employment upon a determination, by vote of a majority of the members of the Board of Directors of the Company, acting in reliance on the written advice of a medical professional acceptable to them, that the Executive is suffering from a physical or mental impairment which, at the date of the determination, (i) has prevented the Executive from performing his assigned duties on a substantially full-time basis for a period of at least one hundred and eighty (180) days during the one (1) year period ending with the date of the determination, or (ii) is likely to result in death or prevent the Executive from performing his assigned duties on a substantially full-time basis for a period of at least one hundred and eighty (180) days during the one year period beginning with the date of the determination. In such event:

(a)           The Company shall pay and deliver to the Executive (or in the event of his death before payment, to his estate and surviving dependents and beneficiaries, as applicable) the Standard Termination Entitlements within the time frames described in Section 9.

(b)           In addition to the Standard Termination Entitlements, the Company shall continue to pay the Executive his base salary, at the annual rate in effect for him immediately prior to the termination of his employment, for a period ending on the earliest of: (i) the expiration of one hundred and eighty (180) days after the date of termination of his employment; (ii) the date on which long-term disability insurance benefits are first payable to him under any long-term disability insurance plan covering employees of the Company (the “LTD Eligibility Date”); (iii) the date of his death; and (iv) the expiration of the Remaining Unexpired Employment Period (the “Initial Continuation Period). If the end of the Initial Continuation Period is neither the LTD Eligibility Date nor the date of his death, the Company shall continue to pay the Executive his base salary, at an annual rate equal to sixty percent (60%) of the annual rate in effect for him immediately prior to the termination of his employment, during an additional period ending on the earliest of the LTD Eligibility Date, the date of his death and the expiration of the Remaining Unexpired Employment Period.

(c)           Notwithstanding anything in this Agreement to the contrary, in the event the Executive does not cooperate with a medical professional, as described in Section 10 of this Agreement, or if the Executive does not consent to sharing the medical professional’s findings with the Board of Directors, no disability benefit shall be paid to the Executive pursuant to this Agreement.

A termination of employment due to disability under this Section 10 shall be effected by notice of termination given to the Executive by the Company and shall take effect on the later of the effective date of termination specified in such notice or the date on which the notice of termination is deemed given to the Executive.

Section 11.                      Termination for Cause

(a)           The Company may immediately terminate the Executive's employment during the Employment Period for “Cause”, and such termination shall be deemed to have occurred for “Cause”, only if the Board of Directors of the Company, by majority vote of their entire membership, determines that the Executive should be discharged because of personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar offenses) or final cease and desist order, or any material breach of this Agreement.  A termination of employment due to Cause under this Section 11 shall be effected by notice of termination given to the Executive by the Company and shall take effect on the later of the effective date of termination specified in such notice or the date on which the notice of termination is deemed given to the Executive.

(b)           If the Executive is discharged during the Employment Period for Cause, the Company shall pay and provide to him (or, in the event of his death, to his estate, his surviving beneficiaries and his dependents) the Standard Termination Entitlements only, within the timeframes contained in Section 9.

Section 12.                      Termination Without Cause

The Company may terminate the Executive at any time during the Employment Period and, unless such termination constitutes a termination for Cause:

(a)           The Company shall pay and deliver to the Executive (or in the event of his death before payment, to his estate and surviving dependents and beneficiaries, as applicable) the Standard Termination Entitlements within the timeframes contained in Section 9.

(b)           During the Remaining Unexpired Employment Period, the Company shall provide for the Executive and his dependents continued group life, health (including hospitalization, medical and major medical), dental, accident and long-term disability insurance benefits (collectively, the “Insurance Coverage”) on substantially the same terms and conditions (including any required premium-sharing arrangements, co-payments and deductibles) in effect for similarly situated employees of the Company. The Insurance Coverage provided under this Section 12(b) may, at the election of the Company, be secondary to the coverage provided as part of the Standard Termination Entitlements and to any employer-paid coverage provided by a subsequent employer or through Medicare, with the result that benefits under the other coverages will offset the coverage required by this Section 12(b).  Notwithstanding the foregoing, if the Insurance Coverage is not permitted by applicable law (including, but not limited to, laws prohibiting discriminating in favor of highly compensated employees) or to the extent such coverage will result in an excise tax or additional tax to the Company, Bank or Executive (other than ordinary income tax) (collectively, the “Insurance Restrictions”), the Company shall pay the Executive a lump sum payment equal to the monthly premiums payable by the Executive to obtain similar benefits, with such payment made within ten (10) days of the Executive’s termination of employment, to the extent that such payment does not violate the insurance restrictions in effect (other than ordinary income tax).

(c)           The Company shall make a lump sum payment to the Executive (or, in the event of his death before payment, to his estate), in an amount equal to the value of the salary, bonus, short-term and long-term cash compensation that the Executive received in the calendar year preceding that in which the termination of employment with the Company occurs divided by twelve (12) and then multiplied by the number of months remaining in the Remaining Unexpired Employment Period, to compensate the Executive for the payments the Executive would have received during the Remaining Unexpired Employment Period. Such lump sum shall be paid in lieu of all other payments of salary, bonus, short-term and long-term compensation provided for under this Agreement in respect of the period following any such termination. Such payment shall be made (without discounting for early payment) within thirty (30) days following the Executive’s termination of employment.

The payments and benefits described in sections 12(b) and 12(c) are referred to in this Agreement as the “Additional Termination Entitlements.” Notwithstanding the foregoing, the Executive shall not receive any severance hereunder (above the Standard Entitlements) unless within 30 days after terminating employment, the Executive has signed a general release of claims in a form generally acceptable to the Company.

Section 13.                      Resignation

(a)           The Executive may resign from his employment with the Company at any time. A resignation under this Section 13 shall be effected by notice of resignation given by the Executive to the Company and shall take effect on the later of the effective date of termination specified in such notice or the date on which the notice of termination is deemed given by the Executive. The Executive's resignation of any of the positions within the Bank or the Company to which he has been assigned shall be deemed a resignation from all such positions.

(b)           The Executive's resignation shall be deemed to be for “Good Reason” if the effective date of resignation occurs within ninety (90) days after any of the following; provided that the Executive shall have given notice of the basis for termination for good reason to the Company, and the Company has not fully remedied such basis for termination within thirty (30) days after such notice is deemed given:

(i)	any material change in the Executive's duties, functions, and responsibilities with the Company;

(ii)
any material reduction of the Executive's rate of base salary in effect from time to time, or any failure (other than due to reasonable administrative error that is cured promptly upon notice) to pay any portion of the Executive's compensation as and when due;

(iii)	any material breach by the Company of any material term, condition or covenant contained in this Agreement; or

(iv)
a change in the Executive's principal place of employment to a place that is not the principal executive office of the Company, or a relocation of the Company's principal executive office to a location that is both more than fifty (50) miles from the Executive's principal residence and more than fifty (50) miles from the location of the Company's principal executive office on the date of this Agreement.

In all other cases, a resignation by the Executive shall be deemed to be without Good Reason.

(c)           In the event of the Executive's resignation before the expiration of the Employment Period, the Company shall pay and deliver the Standard Termination Entitlements within the timeframes contained in Section 9. In addition, if the Executive's resignation is deemed to be a resignation with Good Reason, the Company shall also pay and deliver the Additional Termination Entitlements within the timeframes contained in Section 12.

Section 14.                      Terms and Conditions of the Additional Termination Entitlements

The Company and the Executive hereby stipulate that the damages which may be incurred by the Executive following any termination of employment are not capable of accurate measurement and that the Additional Termination Entitlements constitute reasonable damages under the circumstances and shall be payable without any requirement of proof of actual damage and without regard to the Executive's efforts, if any, to mitigate such damages. The Company and the Executive further agree that the Company may condition the payment and delivery of the Additional Termination Entitlements on (i) the receipt of the Executive's resignation from any and all positions which he holds as an officer, director or committee member with respect to the Company, the Bank or any subsidiary or affiliate of either of them, and (ii) a release of the Company and its officers, directors, shareholders, subsidiaries and affiliates, in form and substance satisfactory to the Company, of any liability to the Executive, whether for compensation or damages, in connection with this Agreement or his employment with the Company and the termination of such employment except for the Standard Termination Entitlements and the Additional Termination Entitlements.

Section 15.                      Termination Upon or Following a Change of Control.

(a)           A “Change of Control” shall be deemed to have occurred upon the happening of any of the following events:

(i)	the consummation of a reorganization, merger or consolidation of the Company or the Bank with one (1) or more other persons, other than a transaction following which:

(A)           at least 51% of the equity ownership interests of the entity resulting from such transaction are beneficially owned (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (“Exchange Act”)) in substantially the same relative proportions by persons who, immediately prior to such transaction, beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) at least 51% of the outstanding equity ownership interests in the Company or the Bank; and

(B)           at least 51% of the securities entitled to vote generally in the election of directors of the entity resulting from such transaction are beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) in substantially the same relative proportions by persons who, immediately prior to such transaction, beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) at least 51% of the securities entitled to vote generally in the election of directors of the Company or the Bank;

(ii)
the acquisition of all or substantially all of the assets of the Company or the Bank or beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 25% or more of the outstanding securities of the Company or the Bank entitled to vote generally in the election of directors by any person or by any persons acting in concert;

(iii)	a complete liquidation or dissolution of the Company or the Bank;

(iv)
during any period of two consecutive years, individuals who constitute the Company’s or the Bank’s Board of Directors at the beginning of the two-year period cease for any reason to constitute at least a majority of the Company’s or the Bank’s Board of Directors; provided, however, that for purposes of this clause (iv), each director who is nominated by the board by a vote of at least two-thirds (2/3) of the directors who were directors at the beginning of the two-year period shall be deemed to have also been a director at the beginning of such period;

provided, however, that this Section 15(a)(iv) shall only apply if the Company is not majority owned by Lake Shore, MHC; or

(v)	any event which would be described in Section 15(a)(i), (ii), (iii) or (iv) if the term “Bank were substituted for the term “Company” therein.

In no event, however, shall a Change of Control be deemed to have occurred as a result of (i) any acquisition of securities or assets of the Company, the Bank, or a subsidiary of either of them, by the Company, the Bank, or any subsidiary of either of them, or by any employee benefit plan maintained by any of them or (ii) the conversion of Lake Shore, MHC to a stock form company and the issuance of additional shares of the Company in connection therewith. For purposes of this Section 15(a), the term “person” shall have the meaning assigned to it under Sections 13(d)(3) or 14(d)(2) of the Exchange Act.

(b)           For purposes of this Agreement, a “Pending Change of Control” shall mean: (i) the signing of a definitive agreement for a transaction which, if consummated, would result in a Change of Control; (ii) the commencement of a tender offer which, if successful, would result in a Change of Control; or (iii) the circulation of a proxy statement seeking proxies in opposition to management in an election contest which, if successful, would result in a Change of Control.

(c)           In the event the Executive’s employment is terminated following a Change of Control or a Pending Change of Control, the Executive shall be entitled to the Additional Termination Entitlements as provided in Section 12(b) and Section 12(c) of this Agreement; however, for purposes of computing the Additional Termination Entitlements the Remaining Unexpired Employment Period shall be deemed to be three (3) full years, subject to the limitations under Section 30 of this Agreement.

Section 16.                      Covenant Not To Compete

The Executive hereby covenants and agrees that, in the event of his termination of employment with the Company prior to the expiration of the Employment Period, for a period of three (3) years following the date of his termination of employment with the Company, he shall not, without the written consent of the Company, become an officer, employee, consultant, director or trustee of any savings bank, savings and loan association, savings and loan holding company, bank or bank holding company, credit union or any other entity engaged in the business of accepting deposits or making loans or any direct or indirect subsidiary or affiliate of any such entity (collectively a “Financial Institution”), that entails working within 35 miles of an area in which the Company or the Bank maintains an office; provided, however, that this Section 16 shall not apply if the Executive is entitled to the Additional Termination Entitlements due to a Change of Control or after a Pending Change of Control.

Section 17.                      Confidentiality

Unless he obtains the prior written consent of the Company, the Executive shall keep confidential and shall refrain from using for the benefit of himself, or any person or entity other than the Company or any entity which is a subsidiary of the Company or of which the Company is a subsidiary, any material document or information obtained from the Company, or from its parent or subsidiaries, in the course of his employment with any of them concerning their properties, operations or business (unless such document or information is readily ascertainable from public or published information or trade sources or has otherwise been made available to the public through no fault of his own) until the same ceases to be material (or becomes so ascertainable or available); provided, however, that nothing in this Section 17 shall prevent the Executive, with or without the Company's consent, from participating in or disclosing documents or information in connection with any judicial or administrative investigation, inquiry or proceeding to the extent that such participation or disclosure is required under applicable law.

Section 18.                      Solicitation

The Executive hereby covenants and agrees that, for a period of three (3) years following his termination of employment with the Company or the Bank, he shall not, without the prior written consent of the Company, either directly or indirectly:

(a)           solicit, offer employment to, or take any other action intended, or that a reasonable person acting in like circumstances would expect, to have the effect of causing any officer or employee of the Company, the Bank or any of their respective subsidiaries or affiliates to terminate his or her employment and accept employment or become affiliated with, or provide services for compensation in any capacity whatsoever to any Financial Institution doing business within the area specified in Section 16;

(b)           provide any information, advice or recommendation with respect to any such officer or employee of any Financial Institution doing business within the area specified in Section 16 that is intended, or that a reasonable person acting in like circumstances would expect, to have the effect of causing any officer or employee of the Company, the Bank, or any of their respective subsidiaries or affiliates to terminate his employment and accept employment or become affiliated with, or provide services for compensation in any capacity whatsoever to, any Financial Institution doing business within the area specified in Section 16;

(c)           solicit, provide any information, advice or recommendation or take any other action intended, or that a reasonable person acting in like circumstances would expect, to have the effect of causing any customer of the Company or the Bank to terminate an existing business or commercial relationship with the Company or the Bank;

provided however, that this Section 18 shall not apply if the Executive is entitled to the Additional Termination Entitlements due to a Change of Control or after a Pending Change of Control.

Section 19.                      No Effect on Employee Benefit Plans or Programs

The termination of the Executive's employment during the term of this Agreement or thereafter, whether by the Company or by the Executive, shall have no effect on the rights and obligations of the parties hereto under the Company's or the Bank's qualified or non-qualified retirement, pension, savings, thrift, profit-sharing or stock bonus plans, group life, health (including hospitalization, medical and major medical), dental, accident and long term disability insurance plans or such other employee benefit plans or programs, or compensation plans or programs, as may be maintained by, or cover employees of, the Company or the Bank from time to time; provided, however, that nothing in this Agreement shall be deemed to duplicate any compensation or benefits provided under any agreement, plan or program covering the Executive to which the Company or the Bank is a party and any duplicative amount payable under any such agreement, plan or program shall be applied as an offset to reduce the amounts otherwise payable hereunder.

Section 20.                      Successors and Assigns

This Agreement will inure to the benefit of and be binding upon the Executive, his legal representatives and testate or intestate distributees, and the Company and their respective successors and assigns, including any successor by merger or consolidation or a statutory receiver or any other person or firm or corporation to which all or substantially all of the assets and business of the Company may be sold or otherwise transferred. Failure of the Company to obtain from any successor its express written assumption of the Company's obligations hereunder at least sixty (60) days in advance of the scheduled effective date of any such succession shall be deemed a material breach of this Agreement.

Section 21.                      Notices

Any communication required or permitted to be given under this Agreement, including any notice, direction, designation, consent, instruction, objection or waiver, shall be in writing and shall be deemed to have been given at such time as it is delivered personally, or five (5) days after mailing if mailed, postage prepaid, by registered or certified mail, return receipt requested, addressed to such party at the address listed below or at such other address as one such party may by written notice specify to the other party:

If to the Executive:

To the last address for the Executive contained in the records of the Company or Bank

If to the Company:

Lake Shore Bancorp, Inc.
128 East 4th Street
Dunkirk, New York 14048

Attention:	Chairman, Compensation Committee
of the Board of Directors

Section 22.                      Waiver

Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant, or condition. A waiver of any provision of this Agreement must be made in writing, designated as a waiver, and signed by the party against whom its enforcement is sought. Any waiver or relinquishment of any right or power hereunder at any one or more times shall not be deemed a waiver or relinquishment of such right or power at any other time or times.

Section 23.                      Counterparts

This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement.

Section 24.                      Governing Law

This Agreement shall be governed by the laws of the State of New York but only to the extent not superseded by federal law.

Section 25.                      Headings and Construction

The headings of sections in this Agreement are for convenience of reference only and are not intended to qualify the meaning of any section. Any reference to a section number shall refer to a section of this Agreement, unless otherwise stated.

Section 26.                      Entire Agreement; Modifications

This instrument contains the entire agreement of the parties relating to the subject matter hereof, and supersedes in its entirety any and all prior agreements, understandings or representations relating to the subject matter hereof, including the Prior Agreement. No modifications of this Agreement shall be valid unless made in writing and signed by the parties hereto. Notwithstanding the preceding sentence, this Agreement shall be construed and administered in such manner as shall be necessary to effect compliance with Section 409A and the Insurance Restrictions and shall be subject to amendment in the future, in such manner as the Company and the Bank may deem necessary or appropriate to effect such compliance; provided that any such amendment shall preserve for the Executive the benefit originally afforded pursuant to this Agreement.

Section 27.                      Survival

The provisions of sections 6, 16, 17, 18 and 19 shall survive the expiration of the Employment Period or termination of the Agreement.

Section 28.                      Disputes; Arbitration

Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by binding arbitration, as an alternative to civil litigation and without any trial by jury to resolve such claims, conducted by a single arbitrator, mutually acceptable to the Company and Executive, sitting in a location selected by the Company within fifty (50) miles from the main office of the Company, in accordance with the rules of the American Arbitration Association’s National Rules for the Resolution of Employment Disputes (“National Rules”) then in effect.  Judgment may be entered on the arbitrator’s award in any court having jurisdiction.

To the extent that such payment(s) may be made without triggering penalty under Code Section 409A, all reasonable legal fees paid or incurred by Executive pursuant to any dispute or question of interpretation relating to this Agreement shall be paid or reimbursed by the Company, provided that the dispute or interpretation has been settled by Executive and the Company or resolved in Executive’s favor, and such reimbursement shall occur no later than sixty (60) days after the end of the year in which the dispute is settled or resolved in Executive’s favor.

Section 29.                      Required Regulatory Provisions

The following provisions are included for the purposes of complying with various laws, rules and regulations applicable to the Company:

(a)           Notwithstanding anything herein contained to the contrary, in no event shall the aggregate amount of compensation payable to the Executive under Section 12(b) hereof exceed three (3) times the Executive's average annual compensation (within the meaning of OTS Examination Handbook, Thrift Activities § 310 or any successor thereto) for the last five (5) consecutive calendar years to end prior to his termination of employment with the Company (or for his entire period of employment with the Company if less than five (5) calendar years). The compensation payable to the Executive hereunder shall be further reduced (but not below zero) if such reduction would avoid the assessment of excise taxes on excess parachute payments (within the meaning of Section 280G of the Code).

(b)           Notwithstanding anything herein contained to the contrary, any payments to the Executive by the Company, whether pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act (“FDI Act”), 12 U.S.C. 5 1828(k), and any regulations promulgated thereunder, including FDIC regulation 12 C.F.R. Part 359, Golden Parachute and Indemnification Payments.

(c)           Notwithstanding anything herein contained to the contrary, the Company’s Board of Directors may terminate the Executive’s employment at any time, but any termination by the Company’s Board of Directors other than termination for Cause, shall not prejudice the Executive’s right to compensation or other benefits under this Agreement. The Executive shall have no right to receive compensation or other benefits for any period after termination for Cause.

(d)           Notwithstanding anything herein contained to the contrary, if the Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the affairs of the Company pursuant to a notice served under Section 8(e)(3) or 8(g)(l) of the FDI Act, 12 U.S.C. §1818(e)(3) or 1818(g)(l), the Company's obligations under this Agreement shall be suspended as of the date of service of such notice, unless stayed by appropriate proceedings. If the charges in such notice are dismissed, the Company, in its discretion, may (i) pay to the Executive all or part of the compensation withheld while the Company's obligations hereunder were suspended and (ii) reinstate, in whole or in part, any of the obligations which were suspended.

(e)           Notwithstanding anything herein contained to the contrary, if the Executive is removed and/or permanently prohibited from participating in the conduct of the Company's affairs by an order issued under Section 8(e)(4) or 8(g)(l) of the FDI Act, 12 U.S.C. §1818(e)(4) or (g)(l), all prospective obligations of the Company under this Agreement shall terminate as of the effective date of the order, but vested rights and obligations of the Company and the Executive shall not be affected.

(f)           Notwithstanding anything herein contained to the contrary, if the Company is in default (within the meaning of Section 3(x)(1) of the FDI Act, 12 U.S.C. § 1813(x)(1), all prospective obligations of the

Company under this Agreement shall terminate as of the date of default, but vested rights and obligations of the Company and the Executive shall not be affected.

(g)           Notwithstanding anything herein contained to the contrary, all prospective obligations of the Company hereunder shall be terminated, except to the extent that a continuation of this Agreement is necessary for the continued operation of the Company: (i) by the Director of the OTS or his designee or the Federal Deposit Insurance Corporation (“FDIC”), at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Company under the authority contained in Section 13(c) of the FDI Act, 12 U.S.C. §1823(c); or (ii) by the Director of the OTS or his designee at the time such Director or designee approves a supervisory merger to resolve problems related to the operation of the Company or when the Company is determined by such Director to be in an unsafe or unsound condition. The vested rights and obligations of the parties shall not be affected.

If and to the extent that any of the foregoing provisions shall cease to be required or by applicable law, rule or regulation, the same shall become inoperative as though eliminated by formal amendment of this Agreement.

Section 30.                      Guarantee; Non-Duplication

The Company hereby agrees to guarantee the payment by the Bank of any benefits and compensation to which the Executive is or may be entitled to under the terms and conditions of the employment agreement of even date herewith between the Bank and the Executive. In the event that the Executive shall perform services for the Bank or any other direct or indirect subsidiary of the Company, any compensation or benefits provided to the Executive by such other employer shall be applied to offset the obligations of the Company hereunder, it being intended that this Agreement set forth the aggregate compensation and benefits payable to the Executive for all services to the Company and all of its direct or indirect subsidiaries.

Section 31.                      Payments to Specified Employees

Notwithstanding anything in this Agreement to the contrary, if at the time of Executive’s “separation from service” (within the meaning of Section 409A and Treas. Reg. §1.409A-1(h)), the Executive is a “specified employee” (within the meaning of Section 409A and Treas. Reg. §1.409A-1(i)(1)), the Bank will not pay or provide any “Specified Benefits” (as defined herein) until after the end of the sixth calendar month beginning after the Executive’s separation from service (the “409A Suspension Period”); provided, however, that to the extent the 409A Suspension Period is imposed as a result of a Change of Control as defined in Section 15(a), the resulting Specified Benefits shall be paid into a rabbi trust for the benefit of the Executive as if the 409A Suspension Period was not imposed with such amounts then being distributed to the Executive within fourteen (14) days after the 409A Suspension Period ends. For purposes of this Agreement, “Specified Benefits” are any amounts or benefits that would be subject to taxation under Section 409A if the Bank or the Company were to pay them, pursuant to this Agreement, on account of the Executive’s separation from service (and without the delay contemplated by this paragraph).

Section 32.                      Involuntary Termination Payments to Employees (Safe Harbor)

To the extent allowable under Section 409A, in the event a payment is made to an employee upon an involuntary termination of employment, as deemed pursuant to this Agreement, such payment will not be subject to Section 409A provided that such payment does not exceed two (2) times the lesser of (i) the sum of the Executive's annualized compensation based on the taxable year immediately preceding the year in which termination of employment occurs or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which the Executive terminates service (the “Safe Harbor Amount”). However, if such payment exceeds the Safe Harbor Amount, only the amount in excess of the Safe Harbor Amount will be subject to Section 409A. In addition, if such Executive is considered a specified employee, such payment in excess of the Safe Harbor Amount will have its timing delayed and will be subject to the 409A Suspension Period as provided in Section 32 of this Agreement.

In Witness Whereof the Company has caused this Agreement to be executed and the Executive has hereunto set his hand, all as of the day and year first above written.

/s/ Daniel P. Reininga
Name: daniel p. Reininga

Lake Shore Bancorp, Inc.

Attest:

By:	/s/ Lori Danforth________	By:	/s/ Michael E. Brunecz
Name:	Lori Danforth	Name:	Michael E. Brunecz
Title:	Assistant Corporate Secretary	Title:	Chairman of the Board

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